Exhibit 23(f)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-213264 on Form S-3 of our report dated February 21, 2017, relating to the consolidated financial statements of Southern Power Company and Subsidiary Companies, appearing in this Annual Report on Form 10-K of Southern Power Company for the year ended December 31, 2016.

/s/Deloitte & Touche LLP
Atlanta, Georgia
February 21, 2017